Exhibit 99

Investor Relations: (602) 264-1375

SOUTHERN COPPER CORPORATION ISSUED $1,250,000,000 UNSECURED NOTES DUE 2036

Phoenix, June 25, 2026 - Southern Copper Corporation (NYSE and LSE: SCCO) announced today that it has completed a public offering of US$1,250,000,000 million 5.350% Notes due 2036. These notes are general unsecured obligations of Southern Copper Corporation and rank equally with all of its existing and future unsecured and unsubordinated debt.

The net proceeds from this offering will be used by Southern Peru Copper Corporation, Sucursal del Perú, our Peruvian branch (“SPCC”), for the development of the Tia Maria project, the financing of the capital expenditure program of SPCC, and/or for general corporate purposes of SPCC, including but not limited to working capital (and expenses due in the short term).

Southern Copper Corporation is one of the largest integrated copper producers in the world and we believe we have the largest copper reserves of any listed company.  The Company is a NYSE and Lima Stock Exchange listed company that is 88.9% owned by Grupo Mexico, a Mexican company listed on the Mexican stock exchange.  The remaining 11.1% ownership interest is held by the international investment community.  The Company operates mining units and metallurgical facilities in Mexico and Peru and conducts exploration activities in Argentina, Chile, Mexico and Peru.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of the jurisdiction.